SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
__________________________________________

Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

October 14, 2003
Date of report (date of earliest event reported)

    FOREST LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-5438 (Commission File Number)	11-1798614 (I.R.S. Employer Identification Number)

909 Third Avenue New York, New York (Address of principal executive offices)		10022-4731 (Zip code)

(212) 421-7850
(Registrant's telephone number, including area code)

Item 12. Results of Operations and Financial Condition

On October 14, 2003, the Registrant issued a press release announcing its results of operations for the quarter ended September 30, 2003. A copy of the press release is included with this report as Exhibit 99(1).

Item 7. Financial Statements, Pro-Forma Financial Information and Exhibits

(c) Exhibit 99(1). Press release of Forest Laboratories, Inc. dated October 14, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 14, 2003

Forest Laboratories, Inc.
(Registrant)

/s/ John E. Eggers
John E. Eggers
Vice President - Finance and
Chief Financial Officer

Exhibit 99(1)

                                                                                                                 Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                 Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

FOREST LABORATORIES REPORTS EARNINGS PER SHARE OF $.49 FOR 2Q'04. OFFERS UPDATED FISCAL 2004 AND INITIAL FISCAL 2005 GUIDANCE.

NEW YORK, October 14, 2003 ---- Forest Laboratories, Inc. (NYSE:FRX), an international pharmaceutical manufacturer and marketer, today reported record earnings for its second quarter ended September 30, 2003.

Net sales for the quarter increased 16% to $619,157,000 from $531,599,000 in the prior year. Sales in the quarter included $515,144,000 for Forest's antidepressant franchise which was comprised of $282,713,000 of Celexa™ (citalopram HBr), a selective serotonin reuptake inhibitor (SSRI) and $232,431,000 of Lexapro™ (escitalopram oxalate), Forest's recently introduced SSRI.

Net income in the current quarter increased 29% to $184,457,000 from $142,842,000 reported in the second quarter of the prior year. Diluted earnings per share increased 29% to $0.49 in the current quarter as compared to $0.38 in last year's second quarter. Selling, general and administrative (SG&A) expenses increased 3% to $191,042,000. The year ago SG&A comparison included launch costs for Lexapro. Research and development expenses increased 20% to $61,820,000 during the quarter which included termination costs in connection with the discontinuation of the development of dexloxiglumide.

Six Month Results

Net sales for the six months ended September 30, 2003 increased 23% to $1,224,905,000 from $998,788,000 in the prior year. Antidepressant franchise net sales for the six months were $990,853,000 compared to $759,582,000 for the same period of last year.

Net income for the six months ended September 30, 2003 increased 37% to $364,274,000 from net income of $266,670,000 reported in the six months of the prior year. Diluted earnings per share increased 35% to $0.97 in the current year's first six months as compared to diluted earnings per share of $0.72 in last year's six months.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: "Our antidepressant franchise continues to significantly increase based on the Lexapro growth in market share which continues to accelerate at the expense of all the other SSRIs and SNRIs, including Celexa. The underlying growth rate of total prescriptions in the SSRI market continues at a level consistent with our expectations. With our recently released new head to head clinical data with other SSRIs, including a comparison study for patients previously treated with Celexa, and the expected launch of Lexapro for Generalized Anxiety Disorder, and plans for approval of other indications, we expect even greater market share gains for Lexapro in the future."

"During this quarter, we added an additional salesforce to the marketing of Benicar™* and together with our co-promotion partner Sankyo launched the Benicar hydrochlorthiazide combination product. As a result, we have seen a significant acceleration in Benicar's market share in the last month and expect continued strong growth. We anticipate that Forest will begin to earn profit from Benicar's sales in the next fiscal year and that those profits will grow significantly thereafter."

"Last month a Food and Drug Administration (FDA) advisory panel, in a unanimous vote, indicated that data submitted for Namenda™ (memantine HCl) in the treatment of moderate to severe Alzheimer's disease supports safety and efficacy in that indication. Based on this outcome and our belief that the FDA will move rapidly towards approval, we expect that we will be able to make Namenda available to physicians, patients and pharmacies in the beginning of 2004 with initial shipments to the trade around the end of 2003. We expect to launch a national marketing effort in March of 2004."

"Given this positive development and the fact that this timing is sooner than we had initially projected, Forest has begun hiring and training approximately 500 additional sales representatives and has accelerated spending on pre-launch, salesforce and launch expenses to an extent which will allow for the earliest possible introduction of Namenda. This acceleration in spending will have the effect of shifting significant investment for the launch of Namenda from next fiscal year into the current fiscal year as well as accelerating some expense budgeted for the March 2004 quarter into the December 2003 quarter, which will be offset by the initial wholesaler stocking of Namenda. This spending will be in addition to our planned launch of Lexapro for Generalized Anxiety Disorder in early 2004. Based on the accelerated launch timing, we have modified our earnings per share estimates to approximately $0.50 to $0.55 in the December 2003 quarter and $0.35 to $0.40 for the March 2004 quarter resulting in fiscal year earnings in the range of $1.82 to $1.92 per share."

"We also have taken a very early look at our 2005 fiscal year which begins April 1, 2004 and initially expect that earnings per share can grow between 25% and 35% over this year's revised estimate. In this preliminary analysis we have modeled market entry of generic versions of Celexa in January 2005 and accelerated growth of Lexapro during that year which results in continued growth of our antidepressant sales in fiscal 2005. We have also projected that Benicar will contribute to earnings during the second half of fiscal 2005. Also, the earlier launch of Namenda will benefit fiscal 2005 since sales levels will be higher and the total anticipated launch and marketing expenses for the year will be lower. We expect Namenda may become profitable in the second half of fiscal 2005 based on the apparent awareness of and clinical interest in Namenda."

"We also continue to pursue promising new products to increase our future pipeline. It remains a priority for Forest to maintain an active developmental program and we look forward to acquiring additional opportunities for our development and marketing."

Forest will host a conference call at 10:00 AM EDT today to discuss the results. The conference call will be webcast live beginning at 10:00 AM EDT on the Company's website at www.frx.com and also on the website www.streetevents.com Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call. A replay of the conference call will be available until October 31, 2003 at both websites and also by dialing 1-800-642-1687 (US investors) or +1-706-645-9291 (international investors) passcode 3210347.

*Benicar is a registered trademark of Sankyo Pharma.

Except for the historical information contained herein, this release contains forward looking statements that involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products and the risk factors listed from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003 and the quarterly report on Form 10-Q for the period ended June 30, 2003.

* * * * *

FOREST LABORATORIES, INC. AND SUBSIDIARIES
Consolidated Statement of Income
(Unaudited)
(In thousands, except per share amounts)	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Net sales	$619,157	$531,599	$1,224,905	$ 998,788
Other income	6,368	13,017	15,049	24,625
Net revenues	625,525	544,616	1,239,954	1,023,413

Costs and expenses: Cost of goods sold	137,835	119,833	278,503	230,506
Selling, general and administrative	191,042	184,895	382,536	339,820
Research and development	61,820	51,318	115,167	101,585
	390,697	356,046	776,206	671,911

Income before income tax expense	234,828	188,570	463,748	351,502

Income tax expense	50,371	45,728	99,474	84,832

Net income	$184,457	$142,842	$ 364,274	$ 266,670
	=======	=======	=======	=======
Net income per common and common
equivalent share:

Basic	$0.51	$0.40	$1.00	$0.74
	====	====	====	====
Diluted	$0.49	$0.38	$0.97	$0.72
	====	====	====	====
Weighted average number of common and common equivalent shares outstanding:

Basic	365,081	359,606	364,451	359,228
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Diluted	375,108	371,446	375,268	371,498
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